Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Intellicheck Mobilisa, Inc. on Form S-1 to be filed on or about December 19, 2014 of our report dated December 19, 2014, on our audit of the consolidated financial statements as of December 31, 2013 and 2012 and for each of the years in the two-year period ended December 31, 2013. We also consent to the reference of our firm under the caption “Experts” in the Registration Statement on Form S-1.

/s/Eisner Amper LLP

Iselin, New Jersey
December 19, 2014